Exhibit 99.1

VIRCO ANNOUNCES IMPROVED THIRD QUARTER AND YTD RESULTS

•	Revenue up 4% for the third quarter and 8% through nine months

•	Gross Profit reaches 37% through nine months

•	Operating income up 36% for the third quarter and 60% YTD

Globe Newswire-Torrance California-December 15, 2015-Virco Mfg. Corporation announced improved results today for its third quarter and first nine months ended October 31, 2015.

For the third quarter consisting of August, September and October revenue increased 4% from $62.3 million last year to $65.0 million this year. The combined effects of stable raw material costs, slightly higher prices, and better manufacturing and freight efficiencies boosted operating margins to 10%. Overall operating income was up 36%, from $4.8 million to $6.5 million.

Through nine months, revenue increased 8% from $138.7 million to $149.1 million. The same positive synergies of stable raw material costs relative to realized prices, lower overhead expense, and better freight efficiencies raised YTD operating margins to 8%. Operating income through nine months is $11.6 million, a 60% improvement from last year’s $7.3 million.

Commenting on these improvements, Virco President and COO Doug Virtue said: “Over the last six years we have effectively lowered our break-even point without giving up any critical assets, including our established brands, our direct customer relationships, and, most importantly, our highly efficient U.S. factories and distribution infrastructure. As funding for public schools continues to improve, we believe our streamlined platform will continue to generate improved operating leverage.”

Heading into the seasonally slow fourth quarter of November through January, business activity did appear to be slowing compared to rates through the first part of the year. Through nine months, ‘shipments plus backlog’ -- management’s preferred metric for overall business activity -- was up 3% compared to the prior year. This represents a moderate decrease from the rate through six months, which was up 6% compared to the prior year. Management is uncertain whether this slowdown represents developing weakness in the public school furniture market or simply increased seasonality - a larger and longer term pattern for school capital purchases that seems to have become the norm since the end of the recession.

Virco Chairman and CEO Robert A. Virtue offered the following observations on this year’s improved performance: “As we’ve reported all year, better school funding combined with stable raw material costs and enhancements to our own efficiencies have returned operating margins to reasonable levels. Although order rates appear to have slowed heading into the fourth quarter, underlying funding for public schools seems stable and we are preparing for a traditionally busy summer delivery season in 2016. I’m pleased that our measured response to the recession has left us with sufficient capacity to capitalize on this recovery in school funding. I’m also pleased that we’ve been able to scale operating expenses to achieve historically high operating margins even at lower levels of revenue than before the recession.”

Virco President and COO Doug Virtue noted that the company’s focus on domestic manufacturing and domestic customers provided a degree of predictability to operations: “Our long and direct relationship with America’s public schools gives us the ability to concentrate our efforts where they’re most needed. Although we’re seeing some pockets of slowing as we approach the holidays, other regions of the country are doing quite well. This domestic diversification coupled with detailed customer history has allowed us to adjust output to keep pace with the changes. We believe we can further improve operating efficiencies as our own financial condition continues to improve, especially compared to other suppliers with extended multi-partner supply chains. The seasonality of our market has always presented operating challenges, but in the context of current global developments, we’re coming to see it as a differentiating advantage for our domestic infrastructure and a barrier to entry for potential competitors.”

	Three Months Ended		Nine Months Ended
	10/31/2015	10/31/2014	10/31/2015	10/31/2014
	(In thousands, except per share data)

Net sales	$ 64,981	$ 62,273	$ 149,100	$ 138,698
Cost of sales	41,771	41,601	93,701	89,300
Gross profit	23,210	20,672	55,399	49,398
Selling, general administrative & other expense	16,691	15,879	43,780	42,136
Operating income	6,519	4,793	11,619	7,262
Interest expense, net	379	393	1,129	1,227
Income before income taxes	6,140	4,400	10,490	6,035
Income tax expense (benefits)	137	(232)	214	55
Net income	$ 6,003	$ 4,632	$ 10,276	$ 5,980

Net income per share - basic	$0.40	$0.31	$0.69	$0.41
Net income per share - diluted	$0.39	$0.31	$0.67	$0.40

Contact:

Virco Mfg. Corporation (310) 533-0474

Robert. A. Virtue, Chief Executive Officer
Robert Dose, CFO
Doug Virtue, President and COO

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2015, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.